EXHIBIT D-2



                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION


Union Electric Company, d/b/a AmerenUE         )
Central Illinois Public Service Company,       )
      d/b/a AmerenCIPS                         )
                                               ) Docket No. 00-0650
Petition for (i) transfer of retail electric   )
business and associated certificates of        )
public convenience and necessity; and          )
(ii) approval of related tariffs.              )


                                    PETITION
                                    --------

     Union Electric Company, d/b/a AmerenUE ("AmerenUE") and Central Illinois Public Service Company, d/b/a AmerenCIPS ("AmerenCIPS") (jointly, the "Ameren Companies") request: (i) to the extent required under Sections 7-102 and 7-203 of the Illinois Public Utilities Act ("IPUA"), that the Commission approve the transfer from AmerenUE to AmerenCIPS of all of AmerenUE's line and/or area certificates of public convenience and necessity previously issued by the Commission to provide retail electric service in Illinois (the "Certificates") and AmerenUE's Illinois retail electric business/1/; and (ii) that the Commission approve certain tariffs described herein pursuant to Section 9-201 of the IPUA.

     Concurrently with this Petition, AmerenUE has filed a notice under Section 16-111(g) of the IPUA of AmerenUE's intent to transfer to AmerenCIPS all of AmerenUE's electric transmission and distribution assets and liabilities (except for limited facilities pertaining to AmerenUE's Venice, Illinois generating plant) and AmerenUE's retail electric business and Certificates to AmerenCIPS. The Ameren Companies believe that AmerenUE's retail electric business and Certificates are assets that may be transferred pursuant to Section 16-111(g).


--------------------

/1/ This does not include certificates for the Venice Power Plant located in Illinois and associated lines providing transmission service to St. Louis, Missouri.



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However, to the extent that the Commission concludes otherwise, the Ameren
Companies submit this Petition.

     In support of their Petition, the Ameren Companies state as follows:


     1. AmerenUE provides electric service to over 1 million customers and gas service to 130,000 customers in Missouri and Illinois. AmerenUE's principal service territory is in Missouri; it serves approximately 62,000 electric customers and 18,000 gas customers in Illinois in the St. Louis metropolitan area ("Metro East").

     2. AmerenCIPS is also a combination gas and electric utility. AmerenCIPS provides electric service to approximately 325,000 customers and gas service to approximately 170,000 customers, all in the State of Illinois.

     3. AmerenUE and AmerenCIPS are both first tier subsidiaries of Ameren Corporation, a registered holding company under the federal Public Utilities Holding Company Act of 1935. AmerenUE and AmerenCIPS came under common control pursuant to the merger of AmerenUE and CIPSCO, Inc., AmerenCIPS' previous parent company. The Commission approved that merger in Docket No. 95-0551 in late 1997. The merger became effective on December 31,1997.

     4. The Ameren Companies now seek to structure their electric operations along state lines. Under their proposal, AmerenCIPS would be responsible for all of their regulated electric operations in Illinois; AmerenUE would be responsible for all of their regulated electric operations in Missouri.

     5. At the same time that the Ameren Companies seek to transfer AmerenUE's Illinois electric operations to


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


           AmerenCIPS, they are also seeking, in a separate filing, to effectuate the transfer of AmerenUE's retail gas operations in Illinois to AmerenCIPS as well. As a result of these transactions, AmerenUE's only Illinois business would be the operation of an electric generating plant in Venice, Illinois. AmerenUE would not offer utility service to the public in Illinois, and, accordingly, AmerenUE would cease to be or operate as a public utility within the meaning of the Act.

     6. As indicated above, the Ameren Companies are notifying the Commission of the transfer of electric assets under Section 16-111(g). To the extent that the Commission concludes that the Certificates and AmerenUE's retail electric business and Certificates are not assets within the meaning of Section 16-111(g), the Ameren Companies seek approval of the transfer of the Certificates and the retail electric business in this Petition under Sections 7-102 and 7-203 of the IPUA.

     7.    Section 7-102 of the IPUA provides, inter alia, that:

           (b) No public utility may purchase, lease, or in any other manner acquire control, direct or indirect, over the franchises, licenses, permits, plants, equipment, business or other property of any other public utility.

           (c) No public utility may assign, transfer, lease, mortgage, sell (by option or otherwise), or otherwise dispose of or encumber the whole or any part of its franchises, licenses, permits, plant, equipment, business, or other property, but the consent and approval of the Commission shall not be required for the sale, lease, assignment or transfer (1) by any public utility of any tangible personal property which is not necessary or useful in the performance of its duties to the public, or (2) by any railroad of any real or tangible personal property.

           (d) No public utility may by any means, direct or indirect, merge or consolidate its franchises, licenses, permits, plants, equipment, business or other property with that of any other public utility.


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           220 ILCS 5/7-102 (1999). The Commission may grant a request under under Section 7-102 if it finds that the public will be convenienced thereby.

     8.    Section 7-203 of the Act provides that:

                   No franchise, license, permit or right to own, operate, manage or control any public utility shall be assigned, transferred or leased nor shall any contract or agreement with reference to or affecting any such franchise, license, permit or right be valid or of any force or effect whatsoever, unless such assignment, lease, contract, or agreement shall have been approved by the Commission.

           220 ILCS 5/7-203 (1999).

     9. The public will be convenienced by the transfer of AmerenUE's electric Certificates and retail electric business to AmerenCIPS, for all the reasons discussed in the notice submitted under Section 16-111(g). In particular, if AmerenUE maintains the Metro East operations, it would have to contract for additional capacity, and would be susceptible to significant changes in market prices, an increase in the cost of fuel or operations, or a significant loss of customer base that would lower returns significantly. By contrast, AmerenCIPS has available to it under an existing power supply agreement, ample capacity to serve the Metro East load.

     10. Moreover, the transfer would hold no detriment for any customer. AmerenCIPS has the managerial, technical and financial qualifications to provide retail electric service in AmerenUE's existing Illinois retail electric service territory. AmerenCIPS owns and operates a retail electric distribution system several times larger than the AmerenUE Illinois system.

     11. AmerenCIPS would adopt the service classifications and rates in AmerenUE's tariffs for use in the Metro East area.


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


           Accordingly, customers would see no change in service classifications or rates, until such time as the Commission determines that such change would be appropriate.

     12. So that AmerenCIPS may begin to provide electric service as of the time of the transfer, the Ameren Companies also request pursuant to Section 9-201 of the Act that the tariffs attached hereto as Appendices A and B become effective as of the transfer.


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     WHEREFORE, for all the reasons stated herein, Union Electric Company and
Central Illinois Public Service Company respectfully request that the Commission approve the transfer of Union Electric Company's Illinois retail electric business, including its Certificates, to Central Illinois Public Service Company. Dated: September 29, 2000 Respectfully submitted,

Dated:  September 29, 2000                    Respectfully submitted,

                                              Union Electric Company
                                              d/b/a AmerenUE
                                              Central Illinois Public Service
                                                Company
                                              d/b/a Ameren CIPS


                                        By:   /s/ James J. Cook
                                              -----------------
                                              One of their attorneys

James J. Cook
Ameren Services Company
One Ameren Plaza
1901 Chouteau Avenue
P.O. Box 66149
St. Louis, Missouri 63166-6149
(314) 554-2237 (voice)
(314) 554-4014 (fax)
jjcook@ameren.com
-----------------

Christopher W. Flynn
Jones, Day, Reavis & Pogue
77 West Wacker
Suite 3500
Chicago, Illinois 60601-1692
(312) 782-3939 (voice)
(312) 782-8585 (fax)
cflynn@jonesday.com
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                                  VERIFICATION

     Craig D. Nelson, Vice President of Central Illinois Public Service Company, being first duly sworn, states that he has read the foregoing Petition, that he is familiar with the statements therein, and that the statements therein are true and correct to the best of his knowledge.


                                              /s/ Craig D. Nelson
                                              -------------------
                                              Craig D. Nelson


Subscribed and sworn to
before me this 29th day
of September, 2000.


/s/ Carol A. Head
-----------------
    Notary Public

Stamp: My Commission Expires Sept. 23, 2002


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                                Table of Contents
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Appendix
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    A        Metro East Bundled Electric Service Tariffs

    B        Metro East Delivery Services Tariffs